Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: November 15, 2013

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege (918) 573-4034	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners L.P. Completes $1 Billion Offering of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has completed a public offering of $600 million of its 4.5 percent senior notes due 2023 at a price of 99.396 percent of par and $400 million of its 5.8 percent senior notes due 2043 at a price of 99.339 percent of par.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s commercial paper program, to fund capital expenditures and for general partnership purposes.

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBS Securities Inc. acted as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the prospectus supplement and related base prospectus may be obtained on the SEC website at www.sec.gov or from any of the underwriters by contacting:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Attention: Investment Grade Syndicate Desk 3rd floor

Morgan Stanley & Co. LLC

1585 Broadway

New York, NY 10036

RBS Securities Inc.

600 Washington Blvd

Stamford, CT 06901

About Williams Partners L.P. (NYSE: WPZ)

Williams Partners L.P. is a leading diversified master limited partnership focused on natural gas transportation; gathering, treating, and processing; storage; natural gas liquid (NGL) fractionation; and oil transportation. The partnership owns interests in three major interstate natural gas pipelines that, combined, deliver 14 percent of the natural gas consumed in the United States. The partnership’s gathering and processing assets include large-scale operations in the U.S. Rocky Mountains and both onshore and offshore along the Gulf of Mexico. Williams (NYSE: WMB) owns approximately 64 percent of Williams Partners, including the general-partner interest.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the Securities and Exchange Commission.

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